DATED FEBRUARY 2014

ALEX RUTHERFORD, HUGH DOHERTY and LAURENCE SEYMOUR

as Creditors

KOKO (CAMDEN) LIMITED

as Debtor

TR1NAD CAPITAL MASTER FUND, LTD.

as Subordinated Creditor and Guarantor of the Debtor

and

JJAT CORP.

as Subordinated Creditor and Guarantor of the Debtor

DEED OF SUBORDINATION

Contents

Clause	Name	Page

1	Definitions and interpretation	4
2	Subordination	6
3	Undertakings	6
4	Turnover	8
5	Subordination on insolvency	9
6	Application of monies realised.	10
7	Preservation of Rights	10
8	Power of Attorney	11
9	Representations and warranties	11
10	Assignment and transfer	13
11	Acknowledgements	13
12	Notices	13
13	Discharge	14
14	General Provisions	14
15	Counterparts	15
16	Governing Law	15

2

DATED	2014

PARTIES

(1)         ALEX RUTHERFORD of HUGH DOHERTY and LAURENCE SEYMOUR of (together the “Priority Creditors”);

(2)         KOKO (CAMDEN) LIMITED a company incorporated in England under company number 08763877 and whose registered office is at 55 Colmore Row, Birmingham, West Midlands, United Kingdom, B3 2AS (the “Debtor”);

(3)         TRINAD CAPITAL MASTER FUND, LTD. a limited liability corporation incorporated under the laws of the State of Delaware in the United States of America, and whose principal executive offices are situated at 4751 Wilshire Blvd., 3rd Floor, Los Angeles, CA 90010 USA for itself and as Manager of the TRINAD Capital Fund; and

(4)         JJAT CORP, a limited liability corporation incorporated under the laws of the State of Delaware in the United States of America, and whose principal executive offices are situated at 3500 South Dupont Highway, Dover, Delaware 19901 in the county of Kent,

(TRINAD CAPITAL MASTER FUND, LTD. and JJAT CORP. are each a “Subordinated Creditor” and are, together, the “Subordinated Creditors”)

BACKGROUND

(A)         The Debtor has entered into certain obligations to the Priority Creditors pursuant to the Alex Rutherford SPA, the Minority Interest SPA and the Deed of Reimbursement pursuant to which certain sums are, or will become, due and owing to Alex Rutherford, Hugh Doherty and Laurence Seymour respectively.

(B)         The Subordinated Creditor has made or is anticipating in the future making loans, giving credit, or providing other financial facilities to the Debtor

(C)         TRINAD Capital Master Fund has agreed to guarantee, on behalf of the Debtor, the obligations of the Debtor owed to Alex Rutherford pursuant to the Alex Rutherford SPA and to guarantee, on behalf of the Debtor, the performance of certain obligations of the Debtor owed to Hugh Doherty and Laurence Seymour under the Minority Interest SPA.

(D)         JJAT is the current holding company of the Debtor and, in addition to entering this agreement as an existing or potential creditor of the Debtor, enters into this agreement in its capacity as the sole shareholder of the Debtor and to give the undertakings set out in clause 3.2.

(E)         Each of the TRINAD Capital Master Fund Ltd (for itself and for each of its subsidiaries from time to time) and JJAT have agreed with the other parties to subordinate those facilities or indebtedness and any rights and entitlements arising in relation thereto or in relation to the guarantee given to Alex Rutherford (including any rights of subrogation arising in connection with such guarantee) and to Hugh Doherty and Laurence Seymour or any other sums owed or which otherwise might become payable by the Debtor, OBAR Camden Holdings Limited or OBAR Camden Limited from time to time to it or its subsidiaries as provided below.

3

OPERATIVE PROVISIONS

1.           DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Deed:

“Alex Rutherford SPA” means a share purchase agreement of today’s date between Alex Rutherford (1) the Debtor (2) and the Subordinated Creditor (as guarantor) (3) in relation to the sale by Alex Rutherford to the Debtor of certain shares in OBAR Camden Holdings Limited.

“Business Day” means a day other than a Saturday, Sunday or a public holiday in England when banks in London are open for business.

“Deed of Reimbursement” means a deed of today’s date between Hugh Doherty, Laurence Seymour, Alex Rutherford (1) the Debtor (2) pursuant to which the Debtor agrees to reimburse certain payments made to third parties by or on behalf of Hugh Doherty, Laurence Seymour and Alex Rutherford;

“Minority Interest SPA” means a share purchase agreement of today’s date between Hugh Doherty and Laurence Seymour (1) the Debtor (2) and Oliver Bengough (3) in relation to the sale by Hugh Doherty and Laurence Seymour of certain shares in OBAR Camden Holdings Limited;

“Obar Camden Limited” means Obar Camen Ltd, a company incorporated in England and Wales with Registered Number 04962866 having its registered office at 191 Stonhouse Street, Clapham, London SW4 6BB;

“Obar Camden Holdings Limited” means Obar Camden Holdings Limited, a company incorporated in England and Wales with Registered Number 08257455 having its registered office at 191 Stonhouse Street, Clapham, London SW4 6BB;

“OBAR Companies” means OBAR Camden Holdings Limited and OBAR Camden Limited

“Party” means a party to this Deed.

“Relevant Transaction Documents” means the Alex Rutherford SPA, the Minority Interest SPA and the Deed of Reimbursement and any one of them shall be a “Relevant Transaction Document”.

“Security Interest” means any mortgage, pledge, lien, charge, security assignment, hypothecation, security trust, encumbrance or security interest and any other agreement or arrangement entered into to create or confer security over any asset.

4

“Senior Priority Amount” means the principal sum of £1,573,250 together with:

(a)          all interest and fees payable in respect of that amount to the Priority Creditors under the Relevant Transaction Documents; and

(b)          all costs, fees and expenses (including any applicable VAT) from time to time incurred by the Priority Creditors and any person appointed by them in enforcing any obligations of the Debtor or the Subordinated Creditor under the Relevant Transaction Documents.

“Subordinated Debt” means the aggregate of a!! monies and liabilities of whatever nature (whether actual or contingent, as principal or surety) which are now or may at any future time outstanding or otherwise due from the Debtor or, following completion of any of the Relevant Transaction Documents, owed by either or both of the OBAR Companies to the Subordinated Creditor or to any subsidiary or other Connected Person in relation to the Subordinated Creditor on any account or in any manner whilst the Senior Priority Amount remains outstanding.

“Subordination Period” means the period beginning on the date of this Deed and ending on the date upon which the whole of the sums owed to the Priority Creditors up to the Senior Priority Amount has been unconditionally and irrevocably paid and discharged in full.

1.2          Construction

1.2.1       Headings and punctuation in this Deed are for convenience only and do not affect its construction or interpretation.

1.2.2       Unless the contrary intention appears, references in this Deed to:

(a)          any party to this Deed shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)          “including” or “in particular” shall not limit words and expressions in connection with which they are used;

(c)          “in connection with”, “under”, “pursuant to”, “by virtue of” or “in relation to” shall include each of the others;

(d)          a “person” includes (where the context allows) any person, company, corporation, government, state or agency of a state or any association, trust or partnership (where or not having separate legal personality);

(e)          “insolvency” includes any of the following or any steps in relation to the following:

5

(i)          any insolvency, bankruptcy, liquidation, reorganisation, administration, receivership or dissolution;

(ii)         any voluntary arrangements or assignment for the benefit of creditors; or

(iii)        any similar or analogous events in any jurisdiction whatsoever;

(f)          an obligation of a Subordinated Creditor to do something includes an obligation to procure that it is done and an obligation not to do something includes an obligation not to permit, suffer or allow it;

(g)          a provision of law is a reference to that provision as amended or re-enacted and includes subordinate legislation; and

(h)          references to this Deed or any other agreement, deed or document are references to them In force for the time being as amended, varied, supplemented or consolidated from time to time.

2.           SUBORDINATION

The Subordinated Debt Is subordinated up to the Senior Priority Amount.

3.           UNDERTAKINGS

3.1           Undertakings of the Debtor and the Subordinated Creditor

The Debtor covenants with the Priority Creditors that it will not (and shall procure that none of its subsidiaries from time to time or either of the OBAR Companies shall) during the Subordination Period:

(a)          pay, prepay or repay, redeem, purchase or make any distribution any of the Subordinated Debt in cash or In kind and whether on account of principal, interest or damages for breach of the terms of the Subordinated Debt;

(b)          discharge, release or reduce any of the Subordinated Debt by set-off, netting, any right of combination of accounts or in any other manner;

(c)          assign or transfer Its rights or obligations In respect of the Subordinated Debt;

(d)          create or permit to subsist any Security Interest over any of its assets for any of the Subordinated Debt;

(e)          amend, vary, waive or release any term of the Subordinated Debt in any manner that would materially prejudice the subordination under this Deed;

6

(f)          enter into any arrangement under which such Subordinated Creditor is not to enforce the Debtor’s obligations in relation to the Subordinated Debt;

(g)          enter into any arrangement under which the Debtor or any of its subsidiaries or any of the OBAR Companies shall not enforce an obligation owed to it by the Subordinated Creditor or any of its subsidiaries or OBAR Companies from time to time;

(h)          enter into an arrangement for the benefit of a Subordinated Creditor where the value provided by the Debtor, its subsidiaries or by the OBAR Companies exceeds the value received by the Debtor, any of Its subsidiaries or by the OBAR Companies;

(i)          provide credit to a Subordinated Creditor or any of Its subsidiaries, or provide a guarantee, or Security Interest in respect of any liability of a Subordinated Creditor or any of its subsidiaries;

(j)          make (i) any distribution of its assets or profits (whether by way of final or interim dividend or otherwise and whether in cash, shares or otherwise); or (ii) pay any sum by way of management charge or simiiar payment to a Subordinated Creditor or any of its or any person who is a connected person (as that term is defined in the Aiex Rutherford SPA) or shareholder, manager or investor in the Subordinated Creditor or any of its connected persons;

(k)          take or omit to take any action whereby the subordination of the Subordinated Debt under this Deed might be terminated, impaired or adversely affected.

3.2           Undertakings of the Subordinated Creditor

Each Subordinated Creditor (for itself and for each of its subsidiaries from time to time) covenants with the Debtor and separately with the Priority Creditors that at ali times during the Subordination Period:

3.2.1       it will not:

(a)          demand, sue, claim, prove for, accept or receive payment, prepayment or repayment of, or any distribution in respect or on account of, any of the Subordinated Debt In cash or in kind and whether on account of principal, interest or, damages for breach of the terms of the Subordinated Debt;

(b)          discharge, release or reduce any of the Subordinated Debt by set-off, netting, any right of combination of accounts or in any other manner;

(c)          assign, transfer, charge or otherwise dispose of its rights or obligations in respect of the Subordinated Debt;

(d)          accept or permit to subsist any Security Interest over any of the assets of the Debtor or any other party for any of the Subordinated Debt;

(e)          amend, vary, waive or release any term of any of the Subordinated Debt in any manner that would materially prejudice the subordination under this Deed;

7

(f)          enter into any arrangement under which such Subordinated Creditor is not to enforce the Debtor’s obligations in relation to the Subordinated Debt;

(g)          enter into any arrangement under which the Debtor or any of its subsidiaries shall not enforce an obligation owed to it by the Subordinated Creditor or any of its subsidiaries from time to time;

(h)          enter into an arrangement for its benefit where the value provided by the Debtor or its subsidiaries or OBAR Camden Holdings Limited or OBAR Camden Limited exceeds the value received by the Debtor or its subsidiaries or OBAR Camden Holdings Limited or OBAR Camden Limited;

(i)          receive credit from the Debtor, or permit the Debtor to grant any guarantee or Security Interest in respect of any of the Subordinated Creditor’s liabilities or those of the Subordinated Creditor’s subsidiaries;

(j)          receive any kind of distribution of the Debtor’s assets, whether in cash, shares or otherwise;

(k)          take or omit to take any action whereby the subordination of the Subordinated Debt under this Deed might be terminated, impaired or adversely affected; nor

(l)           make any application or take any step (including presentation of a petition, convening a meeting or passing a resolution) or otherwise give support for the Insolvency or re-organisation of the Debtor or any of its subsidiaries or any of the OBAR Companies.

3.2.2       it will at all times remain entitled to the Subordinated Debt legally and beneficially, free from any Security Interest, option, subordination or other rights (n favour of any person, and will procure that the Subordinated Debt is not subject to any set¬off, counterclaim or other defence.

3.3           Exceptions

Notwithstanding the above the Debtor and the Subordinated Creditor may do anything approved by the Priority Creditors in writing, such approval not to be unreasonably withheld or delayed.

4.          TURNOVER

4.1           Turnover trust

If:

(a)          a Subordinated Creditor or any of its subsidiaries receives any benefit, payment, distribution or security in cash or in kind in respect of, or on account of, the Subordinated Debt or otherwise in breach of the undertakings in clause 3 above;

8

(b)          a Subordinated Creditor or any of its subsidiaries receives the proceeds of enforcement of any Security Interest or guarantee in relation to the Subordinated Debt; or

(c)          any of the Subordinated Debt or any other payment which would otherwise be the subject of the covenants and undertakings set out in clause 3 is discharged by set-off, netting, counterclaim, or by exercise of any right of combination of accounts, or in any other manner, that Subordinated Creditor will hold the relevant amount on trust for the Priority Creditors and will immediately pay to the Priority Creditors the amount so received by the Subordinated Creditor or its subsidiary (or discharged as contemplated by Clause 4.1(c)) for application against, or retention on account of the Senior Priority Amount.

4.2           Exercise of Subordinated Creditor rights

If a Subordinated Creditor or any of its subsidiaries fails to observe and perform its obligations in this Clause 4 (Turnover), the Priority Creditors are irrevocably authorised to effect the same on behalf of the Subordinated Creditor or the relevant subsidiary.

4.3           Failure of trust

If any of the trusts referred to in this Deed fails or cannot be given effect to, the relevant Subordinated Creditor will, upon demand and without deduction, pay to the Priority Creditors (for application against or retention on account of the Senior Priority Amount) an amount equal to the relevant amount.

4.4           Additional Subordinated Debt

Any such distribution paid by a Subordinated Creditor to the Priority Creditors under this Deed shall (so far as permitted by law) be treated as additional monies due from the Debtor to that Subordinated Creditor.

4.5           Perpetuity period

The perpetuity period applicable to the trusts under this Deed shall be 125 years from the date of this Deed.

5.           SUBORDINATION ON INSOLVENCY

5.1           Subordination

If, at any time during the Subordination Period, any event of insolvency occurs in relation to the Debtor, any of its subsidiaries or either of the OBAR Companies:

(a)          the Subordinated Debt will be subordinate in right of payment to the Senior Priority Amount; and

9

(b)          the Subordinated Creditor shall not and shall procure that none of its subsidiaries shall, claim, rank, prove or vote as a creditor of the Debtor unless otherwise directed by the Priority Creditors until such time that the Senior Priority Amount has been repaid in full.

5.2           Direction

The person distributing the assets and proceeds of the Debtor is, by this Deed, directed to pay such distributions in relation to the Subordinated Debt directly to the Priority Creditors until the Senior Priority Amount has been irrevocably paid and discharged in full.

5.3           Further assurance

Each Subordinated Creditor shall and shall procure that its subsidiaries shall (at its cost) give all such notices and do all such things as the Priority Creditors may direct to give effect to this Clause 5 (Subordination on Insolvency).

6.          APPLICATION OF MONIES REALISED

6.1           Application of receipts

All monies received by the Priority Creditors in connection with this Deed shall be treated as having been received under the Relevant Transaction Documents and shall be applied in accordance with the provisions of the Refevant Transaction Document in relation to which the payment was received. If a payment comprises sums which include payments under more than one Relevant Transaction Document then, unless the relevant payments have been made expressly in relation to an obligation under the Relevant Transaction Document, the payment received will be divided between the Priority Creditors pro rata to the amount outstanding and owed to the Priority Creditors pursuant to their respective entitlements under the Relevant Transaction Documents.

6.2           No appropriation by a Subordinated Creditor

Neither the Debtor nor the Subordinated Creditor may during the Subordination Period direct the application by the Priority Creditors of any sums received in connection with this Deed.

7.          PRESERVATION OF RIGHTS

7.1           Continuing deed

The rights of the Priority Creditors contained in this Deed shall be in addition to and independent of all other rights which each of them may at any time hold.

7.2           Waiver of defences

The subordination constituted by this Deed and the covenants and other provisions contained in this Deed shall not be affected in any way by all or any of the following:

10

(a)          any fluctuation in the amounts of the Subordinated Debt;

(b)          any legal limitation, disability, incapacity or other circumstance relating to any person;

(c)          any step taken with regard to the insolvency or reorganisation of any person or any change in their status, function, control or ownership;

(d)          the Relevant Transaction Documents being illegal, invalid, unenforceable or ineffective;

(e)          time or other indulgence, release, compact or compromise being granted to any person;

(f)          any amendment, variation, novation, replacement, waiver or release of the Relevant Transaction Documents however fundamental;

(g)          any failure to take any security in respect of the Senior Priority Amount or any part of it; or

(h)          any other act, event or omission which, but for this Clause 7.2 (Waiver of defences), might discharge, impair or otherwise affect the subordination created by this Deed or any of the obligations of any Subordinated Creditor under this Deed or any of the rights of any of the Priority Creditors.

7.3           No right of notification

Each Subordinated Creditor acknowledges that it has no right to receive notice from the Priority Creditors of any of the matters referred to in this Clause 7 (Preservation of Rights) and that its lack of consent to them shall not impair the subordination and other provisions created by this Deed.

8.           POWER OF ATTORNEY

If within 5 Business Days of a written request from the Priority Creditors (acting together) to a Subordinated Creditor to perform any action required to be taken pursuant to the terms of this Deed, that Subordinated Creditor fails to perform such action, then that Subordinated Creditor by way of security irrevocably appoints the Priority Creditors as its respective attorney in its name and on its behalf to execute any documents and do or perfect anything which the Priority Creditors shall consider appropriate for the purpose of enforcing that Subordinated Creditor’s obligations in connection with this Deed.

9.           REPRESENTATIONS AND WARRANTIES

Each Subordinated Creditor makes the representations and warranties set out in this Clause 9 (Representations and warranties) to the Priority Creditors on the date of this Deed.

11

9.1           Status

It:

(a)          is a corporation, duly incorporated and validly existing under the law of the jurisdiction of its incorporation; and

(b)          has the power to own its assets and carry on the business which it conducts and/or proposes to conduct.

9.2           Binding obligations

The obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations.

9.3           Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)          any law or regulatory requirement applicable to it;

(b)          its constitutional documents; or

(c)          any agreement or instrument binding upon it or any of its assets.

9.4           Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise Its entry Into, performance and delivery of, this Deed and the transactions contemplated by this Deed,

9.5           Validity and admissibility in evidence

Each authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required or desirable:

(a)          to enable it lawfully to enter into, exercise its rights and comply with Its obligations under this Deed; and

(b)          to make this Deed admissible in evidence in its jurisdiction of incorporation and In England and Wales,

(c)          has been obtained or effected and is in full force and effect.

9.6           Solvency

No step has been taken for the Insolvency of the Subordinated Creditor.

12

10.         ASSIGNMENT AND TRANSFER

10.1         Assignment by the Debtor and the Subordinated Creditor

Neither the Debtor nor any Subordinated Creditor may, during the Subordination Period, assign, transfer or otherwise part with its rights or obligations under this Deed without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Priority Creditors which, if given, shall be subject to the assignee/transferee entering into a deed of subordination in the same form as this Deed, with the necessary changes.

10.2         Assignment by the Priority Creditors

The Priority Creditors may only transfer, assign or novate all or any part of their respective rights, benefits or obligations in relation to the Senior Priority Amount and/or under this Deed where their rights, benefits or obligations are permitted to be assigned pursuant to and under the Relevant Transaction Documents.

11.         ACKNOWLEDGEMENTS

11.1         No limitation of liability

The Debtor acknowledges the terms of this Deed and that nothing in this Deed shall affect its liability to the Priority Creditors in relation to the Senior Priority Amount.

11.2         Distribution of information

The Debtor acknowledges and confirms that the Priority Creditors and each Subordinated Creditor has an unrestricted right to give each other information concerning any accounts and facilities of the Debtor

11.3         Copies of Subordinated Debt

The Debtor and each Subordinated Creditor agrees to supply to the Priority Creditor on demand true copies of all documents relating to the Subordinated Debt.

12.         NOTICES

12.1         Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

12.2         Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below or the registered office or place of business last known to the Priority Creditors or any substitute address, fax number or department or officer as the Party may notify the Priority Creditors (or the Priority Creditors may notify the Debtors and the Subordinated Creditor if the change is made by the Priority Creditors) by not less than five Business Days’ notice,

13

12.3        Delivery

12.3.1     Any communication or document made or delivered by one person to another person in connection with this Deed will only be effective:

(a)          if by way of fax, when received in legible form; or

(b)          if by way of letter, when it has been ieft at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 12.2 (Addresses), if addressed to that department or officer.

12.4         Notices to Priority Creditors

Any notice or communication to be made or delivered to the Priority Creditors shall be effective when actually received by the Priority Creditors and then only if it is expressly marked for the attention of the department or officer identified with the Priority Creditors’s signature below (or any substitute department or officer as the Priority Creditors shall specify for this purpose).

13.         DISCHARGE

13.1         At the end of the Subordination Period, the Priority Creditors will within 5 Business Days at the cost of the Subordinated Creditor discharge this Deed.

13.2         No discharge will be of any effect if any security or payment given or made in respect of the Senior Priority Amount is rescinded, avoided, reduced or invalidated whether in respect of any insolvency or otherwise.

14.         GENERAL PROVISIONS

14.1         Benefit

The provisions of this Deed are for the benefit of each of the Priority Creditors respectively until the end of the Subordinated Period and the Debtor shall not be entitled to claim the benefit of (or seek to enforce) any provision of it.

14.2         Continuing priority

The priorities created under this Deed are continuing and extend to the balance from time to time, and the continued performance, of the Senior Priority Amount until the end of the Subordination Period irrespective of any intermediate payment or performance of the Senior Priority Amount.

14

14.3         Overriding agreement

This Deed overrides any existing agreement between the Debtor and the Subordinated Creditor and Its subsidiaries (or any of them) so far as any such agreement is inconsistent with the terms of this Deed.

14.4         Expenses

Each Subordinated Creditor must pay Priority Creditors within fourteen Business Days of demand the amount of ail costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights against that Subordinated Creditor, as appropriate, under this Deed.

14.5         Rights of third parties

14.5.1     Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this Deed pursuant to the Contracts (Rights of Third Parties) Act 1999.

14.5.2     The parties may rescind or vary this Deed without the consent of a third party to whom an express right to enforce any of its terms has been provided.

14.6         Partial invalidity

The illegality, invalidity or unenforceability for whatever reason of any provision of this Deed in any jurisdiction, shall not affect the legality, validity or enforceability of that provision in any other jurisdiction or the legality, validity or enforceability of the remaining provisions in any jurisdiction.

15.         COUNTERPARTS

This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

16.         GOVERNING LAW

16.1         Governing Law

This Deed and any non-contractual obligations arising out of or in relation to this Deed shall be governed by English law.

16.2         Jurisdiction of English courts

16.2.1     The courts of England have exclusive jurisdiction to settle any dispute, including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Deed (a “Dispute”).

16.2.2     The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

15

16.2.3     This Clause 16.2 (Jurisdiction of English courts) is for the benefit of the Priority Creditors only. As a result, the Priority Creditors shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Priority Creditors may take concurrent proceedings in any number of jurisdictions.

16.3         Service of process

Without limiting any other mode of service allowed under any relevant law, each Subordinated Creditor irrevocably:

(a)          appoints the Debtor as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)          agrees that failure by a process agent to notify the Subordinated Creditor of the process will not invalidate the proceedings concerned.

This Deed has been executed as a Deed and delivered on the date stated at the beginning of this Deed.

16

EXECUTION PAGE

Executed as a deed by	)
KOKO (CAMDEN) LIMITED	)
acting by a duly authorised Director in the	)
presence of the Witness whose details	)
appear below
Director

Witness Signature:

Witness Name
Witness Address:

Witness Occupation

TRINAD CAPITAL MASTER FUND LTD

By:

Title:

JJAT CORP.

By:

Title:

17

Executed as a deed by	)
HUGH DOHERTY	)
in the presence of the	)
Witness whose details appear below	)

Witness Signature:

Witness Name
Witness Address:

Witness Occupation

Executed as a deed by	)
LAURENCE SEYMOUR	)
in the presence of the	)
Witness whose details appear below	)

Witness Signature:

Witness Name
Witness Address:

Witness Occupation

Executed as a deed by	)
ALEX RUTHERFORD	)
in the presence of the	)
Witness whose details appear below	)

Witness Signature:

Witness Name
Witness Address:

Witness Occupation

18